Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SCIENTIO, INC.

Scientio, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:                    That the Board of Directors of said corporation, by the unanimous written consent of the members of the Board, adopted a resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

RESOLVED, that Article First of the Certificate of Incorporation of the corporation be and it hereby is amended in its entirety to read as follows:

FIRST: The name of the corporation is:   MediCor Ltd.

RESOLVED, that Article Fourth of the Certificate of Incorporation of the corporation be and it hereby is amended in its entirety to read as follows:

FOURTH:  The corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” respectively.   The number of shares of Common Stock the corporation is authorized to issue is 100,000,000, par value $.001 per share, and the number of shares of Preferred Stock the corporation is authorized to issue is 20,000,000, par value $.001 per share.

The Preferred Stock may be issued from time to time in one or more series.  The Preferred Stock may be divided into such number of series as the Board of Directors may determine.  The Board of Directors is authorized to designate and to fix the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.  The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding or reserved for issuance upon conversion of such series) the number of shares of any series subsequent to the issue of shares of that series.

RESOLVED, that Article Sixth, Section (1) of the Certificate of Incorporation of the corporation be and it hereby is amended in its entirety to read as follows:

(1)          Board of Director provisions:

(a)          The number of directors of the corporation shall be not less than four (4) nor more than seven (7) and the Board of Directors of this corporation may within the limits specified by this Section 1(a), Article Sixth, increase or decrease the exact number of directors from time to time by resolution duly adopted by such Board.  No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.  Election of directors need not be by written ballot unless the By-laws of the corporation so provide.  Vacancies existing in the Board of Directors for any reason, and any directorships resulting from any increase in the authorized number of directors, may be filled between annual meetings of stockholders only by the Board of Directors acting according to the procedures for the filling of vacancies set forth in the By-laws of the corporation.

(b)         The Board of Directors shall be divided into three classes consisting of as nearly equal numbers of directors as possible, and designated Class A, Class B and Class C.  The term of office of Class A directors shall expire at the first annual meeting of stockholders after the initial appointment of the directors for such class, and each third annual meeting of stockholders thereafter; the term of office of Class B directors shall expire at the second annual meeting of stockholders following the initial appointment of the directors for such class, and each third annual meeting of stockholders thereafter; and the term of office of Class C directors shall expire at the third annual meeting of stockholders following the initial appointment of the directors for such class, and each third annual meeting of stockholders thereafter.  Upon effectiveness of this Article the directors then in office shall by resolution of the Board of Directors select which of such directors shall be Class A directors, Class B directors and Class C directors.  Directors added to the board of directors between annual meetings of stockholders by reason of an increase in the authorized number of directors shall belong to the class designated by the Board of Directors; provided however that the number of board seats designated to belong to Class A, Class B and Class C must be as nearly equal in number as possible.  Stockholders may effect the removal of a director only for cause.  This provision shall supersede any provision to the contrary in the corporation’s By-laws.

(c)          Any director elected for a term longer than one year cannot be removed from office in connection with a Change in Control of the corporation after March 1, 2003.

For purposes of this Article Fourth:

A “Change in Control” shall be deemed to have occurred if any “person” (as such term is used in Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), other than the corporation or any person who on the date hereof is a director or officer of the corporation or whose shares of the corporation are treated as “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) by any such director or officer, is or becomes the beneficial owner, directly or indirectly, without the prior written approval of the majority of the Whole Board, of securities of the corporation representing 20 percent or more of the combined voting power of the corporation’s then outstanding securities.

RESOLVED, that Section (5) shall be added to Article Sixth of the Certificate of Incorporation of the corporation and shall read as follows:

(5) Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the corporation may be called only (i) by the Chairman of the Board, (ii) by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, or (iii) by the stockholders of the corporation pursuant to a resolution adopted by the holders of a majority of the voting power of the shares of the then outstanding voting stock of the corporation voting together as a single class.

For purposes of this Article Sixth:

“Whole Board” means the total number of directors which this corporation would have if there were no vacancies.

RESOLVED, that Article Tenth shall be added to the Certificate of Incorporation of the corporation and shall read as follows:

TENTH:  Notwithstanding any other provisions of the Certificate of Incorporation or the By-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding voting stock of the corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Articles Fourth or Sixth or this Article Tenth of this Certificate of Incorporation.

SECOND:               That in lieu of a meeting and vote of stockholders entitled to vote, the stockholders entitled to vote have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                  That the aforesaid amendments were duly adopted in accordance with applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Scientio, Inc., has caused this certificate to be executed by its duly authorized officer this 24th day of February, 2003.

SCIENTIO, INC.,
a Delaware corporation

By:	/s/ Jim J. McGhan
Jim J. McGhan
Chief Operating Officer